Contact:   Peter L. McCorkell (415) 491-5101


     Fair, Isaac to Exit Healthcare Receivables Management Business

SAN RAFAEL, CALIFORNIA--October 28, 1999-- Fair, Isaac and Company, Incorporated (NYSE: FIC) today announced that it is discontinuing its Healthcare Receivables Management System ("HRMS") line. HRMS revenues in the fiscal year ended September 30, 1999, were about $1.4 million. The Company will set aside a reserve in the quarter that ends December 31, 1999, to cover charges related to termination of HRMS. The exact amount of that reserve has not yet been determined but is currently expected to be in the range of $3.0 to 4.0 million. Because there would be a reduction in ongoing operating expenses, discontinuance of HRMS is not expected to have a significant effect on fiscal 2000 earnings.

Tom Grudnowski, newly appointed president and CEO of Fair, Isaac, said, "We continue to believe our Healthcare Receivables Management System could provide excellent value for hospitals in reducing collection costs and charge-offs, and early results from our first client bear that out. However, in the past year we have generated only minimal sales and revenues from this product. This disappointing market acceptance and the prospect of continuing losses in fiscal 2000 led us to the conclusion that we should redirect our resources to other, more promising opportunities. We will, of course, ensure that our contractual commitments to our existing HRMS clients are satisfied."

Fair, Isaac helps companies make faster, more profitable decisions about marketing, customers, operations and portfolios. Widely recognized for its pioneering work in predictive technology, the company provides advanced decision-making solutions to the financial services, eBusiness, retail, telecommunications and healthcare industries. Headquartered in San Rafael, Calif., Fair, Isaac employs 1600 people in 18 offices worldwide. The company today reported net income of $29.98 million ($2.09 per share, diluted) on revenues of $276.9 million for the fiscal year ended September 30, 1999. For more information visit www.fairisaac.com.

This press release contains certain forward-looking statements regarding events and trends that may affect the Company's future results. Such statements are subject to risks and uncertainties that could cause the Company's actual results to differ materially. Such factors include, but are not limited to, the
Company's ability to recruit and maintain key technical and managerial personnel, the maintenance of its existing relationships with key alliance partners, its ability to continue to develop new and enhanced products and services, competition, and market demand. For a more complete description of these and other factors see the Company's annual and quarterly reports to stockholders and its annual report on Form 10-K and other reports filed with the Securities and Exchange Commission.



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